Pro Forma Financial Information.

Unaudited Condensed Combined Pro Forma Balance Sheet as of December 31, 2007
Unaudited Condensed Combined Pro Forma Statement of Operations for the Year Ended December 31, 2007
Notes to Unaudited Condensed Combined Pro Forma Financial Statements

Unaudited Condensed Combined Pro Forma Financial Information

On January 11, 2008, Inform Worldwide Holdings, Inc. (the “Registrant” or “Inform”) through its wholly owned subsidiary, PrimaCare Corporation (“PrimaCare”) acquired all the membership interests in Medical Resources LLC (“Medical Resources”) The purchase price for Medical Resources will be the amount  (the “Purchase Price”) equal to 5 times Medical Resources’ EBITDA, calculated based upon audited review (the “Audit”) of Medical Resources’ financial statements for the twenty four (24) month period from January 1, 2008 through December 31, 2009.  The Purchase Price will not be less than $15 million nor more than $30 million and payable in shares of common stock of Inform, the value of which will be determined based on a 90-day weighted average trading price of Inform shares. At closing, PrimaCare deposited 28 million shares with an escrow agent, pending final determination of the Purchase Price.

The unaudited condensed combined pro forma statements of operations are presented combining Medical Resources’ statement of operations for the year ended December 31, 2007 with the Company’s unaudited statement of operations for the six months ended December 31, 2007, combined with its statement of operations for the period from January 1, 2007, through June 30, 2007, assuming the transaction occurred on January 1, 2007.  The unaudited condensed combined pro forma balance sheet gives effect to the acquisition as if the transaction had taken place on December 31, 2007, and combines the Company’s unaudited condensed balance sheet as of December 31, 2007, with Medical Resources’ condensed balance sheet as of December 31, 2007.

The unaudited condensed combined pro forma financial data and the notes thereto should be read in conjunction with each of the Registrant’s and Medical Resources LLC’s historical financial statements.  The unaudited condensed combined pro forma financial data is based upon certain assumptions and estimates of management that are subject to change.  The unaudited condensed combined pro forma financial data is presented for illustrative purposes only and is not necessarily indicative of any future results of operations or the results that might have occurred if the exchange transaction had actually occurred on the indicated date.

The pro forma information is based on historical financial statements giving effect to the transaction as a reverse acquisition and the assumptions and adjustments in the accompanying notes to the pro forma financial statements. The unaudited condensed combined pro forma financial information is not necessarily indicative of the actual results of operations or the financial position which would have been attained had the acquisitions been consummated at either of the foregoing dates or which may be attained in the future. The pro forma financial information should be read in conjunction with the historical financial statements of Medical Resources LLC (including notes thereto) included in this Form.

INFORM WORLDWIDE HOLDINGS, INC. UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET DECEMBER 31, 2007

ASSETS
	Inform Worldwide	Medical Resources	Pro Forma Adjustments		Pro Forma Combined
Current Assets:
Cash and equivalents	$ 65,153	$ 341,530			$406,683
Accounts receivable, net	29,541	1,655,542			1,685,083
Accounts receivable, other	-	90,113			90,113
Other assets	-	51,200			51,200
Due from related party	-	176			176
Prepaid expenses	-	283,508			283,508
Total current assets	94,694	2,422,069			2,516,763

Property and equipment, net	352,123	1,136,652			1,488,775

Other Assets:
Advances to Medical Resources, LLC	665,990	-	(665,990)	(1)	-
Deposits	-	192,482			192,482
Total other assets	665,990	192,482	(665,990)		192,482

	$ 1,112,807	$ 3,751,203	$(665,990)		$ 4,198,020

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts Payable and Accrued Liabilities	$ 315,615	$1,429,944			$1,745,559
Due to related parties	226,454	6,236,010	(665,990)	(1)	5,796,474
Notes payable	45,944	502,901			548,845
Line of credit	67,278	-			67,278
Settlement payable	50,000	-			50,000
Asset retirement obligation	41,000	-			41,000
Due to shareholder	-	3,393,000			3,393,000
Total current liabilities	746,291	11,561,855	(665,990)		11,642,156

Long term Debt:
Notes payable	1,065,000	-			1,065,000
Total liabilities	1,811,291	11,561,855	(665,990)		12,707,156

Stockholders’ equity (deficit):
Preferred stock, no par value
Preferred stock Class A, 1,000,000 shares authorized, none issued and outstanding	-	-	-		-
Preferred stock Class B, 10,000,000 shares authorized, none issued and outstanding	-	-			-
Preferred stock Class C, 11,000,000 shares authorized, issued and outstanding	73,333	-			73,333
Common stock no par value; 5,000,000,000 shares authorized, 45,183,167 shares issued and outstanding	15,071,184	-			15,071,184
Common stock, no par value, 100 shares authorized, issued and outstanding	-	100	(100)	(2)	-
Additional paid-in-capital	-	101,000	100 (15,843,001)	(2) (2)	(15,741,901)
Accumulated Deficit	(15,843,001)	(7,911,752)	15,843,001	(2)	((7,911,752))
Total stockholders’ equity (deficit)	(698,484)	(7,810,652)	-		(8,509,136)

	$ 1,112,807	$3,751,203	$2,441,000		$4,198,020

See accompanying notes to the unaudited condensed combined financial statements

INFORM WORLDWIDE HOLDINGS, INC UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007
	Inform Year ended December 31, 2007	Medical Resources Year ended December 31, 30, 2007	Pro Forma Adjustments	Pro Forma Combined

Revenues	$ 278,507	$87,626,540		$87,905,047

Operating expenses	263,417	71,186,540		71,449,957
Selling, general and administrative	1,683,339	21,668,071		23,351,410
Depreciation and amortization	-	109,604		109,604
Total operating expenses	1,946,756	92,964,215		94,910,971
Net income (loss) from operations	(1,668,249)	(5,337,675)		(7,005,924)

Other income (loss)	(429,650)	527,142		97,492
Net income (loss) before income taxes	(2,097,899)	(4,810,533)		(6,908,432)
Provision for income taxes (benefit)	-	-		-
Net income (loss) before distributions	(2,097,899)	(4,810,533)		(6,908,432)
Distributions	-	(4,000,000)		(4,000,000)

Net income (loss) available to common stockholders	$ (2,097,899)	$ (8,810,533)		$(10,908,432)

Net income (loss) per common share				$ (0.15)
(basic and assuming dilution)

Weighted average shares outstanding				71,143,941
(basic and diluted)

See accompanying notes to unaudited condensed combined financial statements

INFORM WORLDWIDE HOLDINGS, INC.
NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL STATEMENTS

1. Basis of Presentation                                           .

The unaudited condensed combined pro forma statements of operations are presented combining Medical Resources’ statement of operations for the year ended December 31, 2007 with the Company’s unaudited statement of operations for the six months ended December 31, 2007 combined with the statement of operations for the period from January 1, 2007 through June 30, 2007 assuming the transaction occurred on January 1, 2007.  The unaudited condensed combined pro forma balance sheet gives effect to the acquisition as if the transaction had taken place on December 31, 2007 and combines the Company’s unaudited condensed balance sheet as of December 31, 2007 with Medical Resources’ balance sheet as of December 31, 2007.

The proforma net loss per share is computed using the weighted average number of shares outstanding of the Company for the year ended December 31, 2007, plus the estimated shares to be issued pursuant to the acquisition of Medical  Resources.

(1) To eliminate intercompany pre-acquisition loans

(2) To eliminate the accumulated deficit of the registrant to reflect the reverse acquisition and eliminate the members’ equity of the acquired entity